STEVEN MADDEN, LTD.
CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

In accordance with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, the Board of Directors (the “Board”) of Steven Madden, Ltd. (the “Company”) has adopted this Code of Ethics (this “Code”) for the Chief Executive Officer (or other person serving as the Company’s principal executive officer), the Chief Financial Officer (or other person serving as the Company’s principal financial officer), the Controller (or other person serving as the Company’s principal accounting officer), the head of internal audit and such other employees of the Company as the Audit Committee may from time to time designate as senior financial officers for purposes of this Code (collectively, the “Senior Financial Officers”). The Company has a Code of Business Conduct and Ethics applicable to all employees and the CEO and Senior Financial Officers are bound by the provisions set forth therein relating to honest and ethical conduct, conflicts of interest and compliance with laws. In addition, the CEO and the Senior Financial Officers are subject to specific policies contained in this Code.
I.PUBLIC DISCLOSURE
It is the Company’s policy that the information in our public communications and disclosures, including our filings with the Securities and Exchange Commission (the “SEC”), be full, fair, accurate, timely and understandable. Accordingly, the CEO and the Senior Financial Officers are responsible for acting in furtherance of this policy. Specifically, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts regarding the Company to others, whether within or outside the Company, including the Company’s independent accountants.
The CEO and the Senior Financial Officers must act in good faith and with due care and diligence in connection with the preparation of the Company’s public disclosures and to ensure that the financial statements and reports submitted to the SEC are full, fair, accurate, timely and understandable. It is the responsibility of the CEO and each Senior Financial Officer to report to the Audit Committee or the Board of Directors any untrue statement of material fact and any omission of material fact of which he or she may become aware pertaining to information prepared by him or her or employees in his or her area of responsibility that affect the disclosures made by the Company in our public filings. The Senior Financial Officers must also promptly report to the Audit Committee or the Board of Directors any irregularities or deficiencies in the Company’s internal controls for financial reporting. The CEO and each Senior Financial Officer will report to the Audit Committee or the Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of disclosure and internal controls which could adversely affect the ability of personnel in his or her areas of responsibility to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves any employee who has a significant role in his or her area’s internal controls.
II.    CONFLICTS OF INTEREST
All business decisions must be made in the Company’s best interest. A “conflict of interest” arises when an individual’s personal or professional interests interfere with, or appear to interfere with, the interests of the Company. Even if no actual conflict of interest exists, situations that create the appearance of a conflict may harm the Company’s image, reputation or public relations or cause other problems damaging to the Company, and, as such, also should be avoided. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved in advance by the Company.
In addition, as a result of their close relationships to the Company and our business, the CEO and the Senior Financial Officers have a special responsibility to:

•
    refrain, without the approval of the Board, from transacting business with the Company through any entity in which the officer or a member of his or her immediate family owns all or a controlling interest;

•
    refrain, without the approval of the Board, from participating in other employment or serving as a director for other organizations if such activity reasonably could be expected to interfere with the officer’s ability to act in the best interests of the Company or reasonably could be expected to require the officer to use proprietary, confidential or non-public information of the Company;

•	refuse gifts, favors or hospitality that would influence or appear to influence the recipient to act other than in the best interests of the Company; and

•
    report to the Nominating/Corporate Governance Committee or to the Board of Directors any existing or potential director positions they hold, including positions on non-profit or charitable organization boards of directors.

III.    COMPLIANCE AND REPORTING
The CEO and each Senior Financial Officer will engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment and comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company is a member. The CEO and each Senior Financial Officer will promptly bring to the attention of the Nominating/Corporate Governance Committee (the Audit Committee in the case of matters addressed in Section I hereof) or the Board of Directors any existing or potential violation of this Code, including any violation of the securities or other laws, rules or regulations applicable to the Company and the operation of our business or any actual or apparent conflict of interest. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to avoid, and promptly to bring to the attention of the Nominating/Corporate Governance Committee or the Board of Directors, any material transaction or relationship that could give rise to such a violation, including such a conflict of interest. The CEO and all Senior Financial Officers will be held accountable for their adherence to this Code and failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment, as well as corrective or preventative action to address any existing or potential violation of this Code. Violations of this Code may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or the Company.
Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation. The Company does not tolerate retribution, retaliation or adverse personnel action of any kind against any person for lawfully reporting a situation of potential noncompliance with this Code, or providing to the Company or any law enforcement or other governmental agency any information or assistance relating to the commission or possible commission of any federal or state offense.
The CEO and the Senior Financial Officers have a responsibility to create an environment within the Company in which compliance with this Code is treated as a serious obligation and in which violations of this Code are not tolerated. The CEO and the Senior Financial Officers will establish and, if necessary, modify the procedures by which violations of this Code are to be reported.
IV.    WAIVERS OF THIS CODE
Waivers of this Code will be granted only under exceptional circumstances; however, the Company may elect to waive certain provisions of this Code on a case-by-case basis. Waivers may be granted only by the Nominating/Corporate Governance Committee or the Board of Directors and the Company will disclose any such waiver and the reasons therefor in accordance with legal and regulatory requirements.
* * *

STEVEN MADDEN, LTD.

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

ACKNOWLEDGMENT OF CEO AND SENIOR FINANCIAL OFFICERS

As clearly stated in the Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code”) of Steven Madden, Ltd. (the “Company”), adherence to the law and the highest ethical standards of integrity is the foundation of everything that the Company does. Meeting this standard and complying with all applicable laws and regulations requires a commitment from each employee. By my signature below I acknowledge the following:

•	I have read and understand the provisions of the Code;

•	to the best of my knowledge, I am in compliance with the Code;

•
I understand that if I violate the Code, or if I fail to report a violation of this Code by any officer or employee of the Company, I may be subject to disciplinary action up to and including dismissal from my employment with the Company;

•	I understand that it is my obligation to implement this Code and to use my best efforts to ensure that employees of the Company comply with its provisions; and

•	I will abide by the Code and the Company’s policies.

By:
Name:
Title:
Date:

1
(Effective as of February 25, 2015)